Personal Securities Transactions

Law

Employee investments must be consistent with the mission of the Firm always to put Client interests first and with the requirements that the Firm and its Employees not trade on the basis of material non-public information concerning the Firm’s investment decisions for Clients or Client transactions or holdings.

Rule 204A-1 under the Advisers Act requires in effect that a registered investment adviser’s access persons (“Access Persons”) report their transactions and holdings periodically to the Chief Compliance Officer and that the adviser review these reports.

Under the SEC definition, the term Access Person includes any Employee who has access to non-public information regarding Clients’ purchase or sale of securities, is involved in making securities recommendations to (or in the case of a discretionary manager like the Firm, investment decisions on behalf of) Clients or who has access to such recommendations that are non-public.

Transaction Reporting Requirements. All Access Persons must file with the Chief Compliance Officer initial and annual holdings reports and quarterly transaction reports with respect to all securities of which he or she is a “Beneficial Owner,” except holdings or transactions in the following securities (“Exempt Securities”):

direct obligations of the Government of the United States;

money market instruments — bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;

money market fund shares;

shares of other types of mutual funds (although if the Firm acts as the investment adviser for a registered fund, Access Person transactions in shares of such fund will become reportable); and

units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds; and

hard or soft commodities and currency futures.

“Beneficial Owner” of securities means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities. The term pecuniary interest means the opportunity to profit or share in any profit from a transaction in the security. An Access Person is presumed to be the Beneficial Owner of accounts of the Access Person and immediate family members who share the Access Person’s household. All such accounts are referred to as “Access Person Accounts.” The Firm has determined to consider “Access Person Accounts” also to include accounts of others who share the Access Person’s household, anyone to whose support the Access Person materially contributes and other accounts over which the Access Person exercises discretion or a controlling influence. To exclude such an account from the reporting requirements, the Access Person must provide the Chief Compliance Officer with written documentation showing that someone else has been retained or has been granted investment discretion over the account or otherwise demonstrating that the account should not be considered an Access Person account. Reports need not be filed with respect to transactions effected pursuant to an automatic investment plan or in an account over which the Access Person has no direct or indirect influence or control.

Policy

It is the Firm’s policy that all Employees of the Firm are Access Persons for purposes of Rule 204A-1 and must file all required reports, initial and annual holdings reports, and quarterly reports of transactions in Access Person Accounts. In addition, Access Persons must adhere to the following requirements in connection with their personal trading.

Prohibited Transactions. No Access Person may trade in any account in any security subject to a restriction on trading issued by the Chief Compliance Officer under the Firm’s insider trading policies and procedures set forth in this Code of Ethics. Additionally, no Access Person may trade in securities other than Exempt Securities, ETFs and private placements of pooled investment vehicles. However, Access Persons are allowed to hold any securities obtained prior to becoming an Access Person or employment with the Firm (“Grandfathered Securities”). Immediate Family Members of Access Persons (“Immediate Family Members”) may trade in all securities, subject to the restrictions below, except for those owned by Clients. The Access Person may not be a joint owner of, exercise discretion with respect to, or have a controlling influence over any such Access Person Account owned by an Immediate Family Member (“Family Account”).

Pre-Clearance. Access Persons and Immediate Family Members must obtain the written or electronic approval of the Chief Compliance Officer prior to, in the case of Access Persons, investing in shares of ETFs or private placements of pooled investment vehicles or selling Grandfathered Securities, and in the case of Immediate Family Members, investing in any other additional permitted securities. In approving any such transaction, the Chief Compliance Officer must cite the reasons for such approval. Access Persons and Immediate Family Members must furnish any prospectus and other materials about the investment as the Chief Compliance Officer may request.

Initial Public Offerings and Other Private Placements. All transactions by Access Persons and Immediate Family Members in (i) initial public offerings or (ii) private placements of securities other than those of pooled investment vehicles, are prohibited.

Maintaining Access Person Accounts. The Firm requires all Access Persons to provide duplicate account statements and confirmations for all Access Person Accounts.

Procedures

Duplicate Statements. For any account opened or maintained at a broker-dealer, bank or similar financial institution, each Access Person shall be responsible for arranging for duplicate account statements and confirmations to be sent directly to the Chief Compliance Officer at the following address:

Centerstone Investors, LLC
135 5th Avenue, New York, New York 10010

Attention: Chief Compliance Officer

Such statements must be provided upon issuance for the Access Person’s Access Person Accounts, and all such statements must be received no later than 30 days after the end of each quarter, except for accounts in which the Access Person only transacts in Exempt Securities. Duplicate confirmations must be provided upon issuance.

Initial and Annual Holdings Reports. Each Access Person must file a holdings report disclosing all securities (other than Exempt Securities and those that have been previously reported on account statements received by the Firm) in any Access Person Account on the Annual Personal Securities Holdings Report (see Appendix 3) or any substitute acceptable to the Chief Compliance Officer, no later than 10 days after becoming an Access Person, and annually thereafter during the month of January. Each such report must be current as of a date no more than 45 days before the report is submitted.

Quarterly Trade Reporting Requirements. Each Access Person must submit to the Chief Compliance Officer within 30 days after the end of each quarter a report of all securities transactions (other than transactions in Exempt Securities) effected in each Access Person Account during such quarter. The report must include the name of the security, date of the transaction, quantity, price, nature of the transaction and name of the bank, broker-dealer or financial institution through which the transaction was effected. Information regarding such transactions need not be reported if duplicate account statements and confirmations for all Access Person Accounts have been provided to the Chief Compliance Officer. Access Persons must independently report securities that do not appear on the account statements or confirmations (e.g., any securities acquired in private placements or by gift or inheritance) on the Quarterly Securities Transaction Report (see Appendix 4). Even if no transactions are required to be reported, each Access Person must submit such a report certifying that all transactions have been reported.

Pre-clearance. Each Access Person who wishes to effect a transaction in any ETFs, private placements of pooled investment vehicles and Grandfathered Securities must first obtain written pre-clearance of the transaction from the Chief Compliance Officer. Access Persons must also obtain written pre-clearance of any additional permitted transactions in accounts of Immediate Family Members. A decision on permissibility of the trade generally will be rendered by the end of the trading day on which the request is received. Pre-clearance will be effective for a 24-hour period, unless otherwise specified.

Review and Availability of Personal Trade Information. All information supplied under these procedures, including quarterly transaction and initial and annual holdings reports, will be reviewed by the Chief Compliance Officer for compliance with the policies and procedures in this Code of Ethics. The Chief Compliance Officer will review all account statements within 45 days after the end of the quarter to which they apply. The Chief Compliance Officer shall:

address whether Access Persons and Immediate Family Members followed internal procedures, such as pre-clearance;

compare Access Person and Immediate Family Member transactions to any restrictions in effect at the time of the trade;

assess whether the Access Person or Immediate Family Member is trading for his or her own account in the same financial instrument the Access Person is trading for Clients, and if so, whether Clients are receiving terms as favorable as those of the Access Person’s or Immediate Family Member’s trades; and

periodically analyze Access Person Account trading for patterns that may indicate abuse.

The Chief Compliance Officer will document such review by initialing Access Person Account statements or otherwise indicating the statements that have been reviewed and will maintain copies of the Access Person Account reports and account statements received.

Confidentiality. The Chief Compliance Officer will maintain records in a manner to safeguard their confidentiality. Each Access Person’s and Immediate Family Member’s records will be accessible only to the Access Person or Immediate Family Member, the Chief Compliance Officer, senior officers and appropriate human resources personnel.